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                                                                      EXHIBIT 12

                        [DYKEMA GOSSETT PLLC LETTERHEAD]


                             FORM OF OPINION LETTER


                                   ____, 2005

John Hancock Trust
601 Congress Street
Boston, Massachusetts 02210


Ladies and Gentlemen:


         You have requested our opinion, as counsel to John Hancock Trust (the "Trust") (formerly, Manufacturers Investment Trust) that the proposed acquisition of the assets and liabilities of certain separate series of the Trust (the "Acquired Portfolios") by corresponding other separate series of the Trust (the "Acquiring Portfolios") will each qualify as a tax-free "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The Acquired Portfolios and their corresponding Acquiring Portfolios are listed below (each such Acquiring Portfolio being the "Corresponding Acquiring Portfolio" of the Acquired Portfolio set forth opposite its name, and each such Acquired Portfolio being the "Corresponding Acquired Portfolio" of the Acquiring Portfolio set forth opposite its name):

         ACQUIRED PORTFOLIOS                   ACQUIRING PORTFOLIOS
         -------------------                   --------------------
         Aggressive Growth Trust               Mid Cap Stock Trust
         Diversified Bond Trust                Active Bond Trust
         Equity Index Trust                    500 Index Trust B
         Overseas Trust                        International Value Trust
         Small Company Blend Trust             Small Cap Opportunities Trust
         Strategic Growth Trust                U.S. Global Leaders Growth Trust


BACKGROUND

         Each of the acquisitions will take place pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") adopted on behalf of the Acquired Portfolios and the Acquiring Portfolios by the Trust. The Trust is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. Each Acquired


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Portfolio and each Acquiring Portfolio generally is treated as an open-end investment company of the management type for 1940 Act purposes and is treated as a separate corporation for Federal income tax purposes.

         Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

         In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

                  1.       The Reorganization Agreement;

                  2. The Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

                  3. Officer's Certificates provided to us by the Trust on behalf of each of the Acquired Portfolios and each of the Acquiring Portfolios (the "Certificates").

         In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement and in accordance with the Certificates. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificates, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

         If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

ASSUMPTIONS

         1. The Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series portfolio under the 1940 Act.


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         2. Each of the Acquired Portfolios has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date of the Reorganization.

         3. Each of the Acquiring Portfolios has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date of the Reorganization.

         4. The Board of Trustees of the Trust has determined, for valid business reasons, that it is advisable to combine the assets and liabilities, if any, of each Acquired Portfolio into its Corresponding Acquiring Portfolio and has adopted the Reorganization Agreement, subject to, among other things, approval by the shareholders of the Acquired Portfolio.

         5. For the taxable year ending on the Exchange Date of the Reorganization, each Acquired Portfolio shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains immediately prior to the close of business on the Exchange Date. Such dividends shall be automatically reinvested in additional shares of such Acquired Portfolio.

         6. On the Exchange Date, each Acquired Portfolio will convey, transfer and deliver to its Corresponding Acquiring Portfolio all of the then existing assets of the Acquired Portfolio (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Corresponding Acquiring Portfolio will
(A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Portfolio and (B) issue and deliver to the Acquired Portfolio full and fractional Series I, Series II, and Series III shares of the Corresponding Acquiring Portfolio, equal to that number of full and fractional Series I, Series II, and Series III shares of the Acquired Portfolio as determined in the Reorganization Agreement, except that the 500 Index Trust B will deliver its NAV shares to the Equity Index Trust in exchange for Series I shares of the Equity Index Trust.

         Series I, Series III and Series III shares of capital stock (if any) of the Acquired Portfolios held in the Treasury of the Trust on the Exchange Date shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations relating to the shares of the Acquired Portfolio and of the Acquiring Portfolio shall be performed by the Custodian under the Reorganization Agreement. The determination of said Custodian shall be conclusive and binding on all parties in interest.


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         7. As of the Exchange Date, each Acquired Portfolio will liquidate and distribute pro rata to its shareholders, the shares of its Corresponding Acquiring Portfolio received pursuant to the Reorganization Agreement in actual or constructive exchange for the shares of the Acquired Portfolio held by its shareholders. The holders of Series I, Series II and Series III shares of each Acquired Portfolio will receive, respectively, Series I, Series II and Series III shares of the Corresponding Acquiring Portfolio, except that holders of Series I shares of the Equity Index Trust will receive NAV shares of the 500 Index Trust B.

         8. The liquidation and distribution will be accomplished by the transfer of the shares of an Acquiring Portfolio then credited to the account of its Corresponding Acquired Portfolio on the books of the Acquiring Portfolio to accounts opened on the share records of the Acquiring Portfolio in the names of its Corresponding Acquired Portfolio shareholders and representing the respective pro rata number of shares of the Acquiring Portfolio due such shareholders. The Acquiring Portfolio will not issue certificates representing shares of the Acquiring Portfolio in connection with such exchange.

         9. As soon as practicable after the Exchange Date, the Trust shall take all the necessary steps under Massachusetts law, the Trust's Declaration of Trust and any other applicable law to effect a complete dissolution of each Acquired Portfolio.

         Based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

                  (i) The acquisition by each Acquiring Portfolio of all the assets of its Corresponding Acquired Portfolio solely in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of all the liabilities of the Corresponding Acquired Portfolio, followed by the distribution of the shares of the Acquiring Portfolio by the Corresponding Acquired Portfolio, as described above, qualifies as a reorganization within the meaning of
                           Section 368(a)(1). Each Acquiring Portfolio and its Corresponding Acquired Portfolio is "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (ii) No gain or loss will be recognized by any of the Acquired Portfolios upon the transfer of all its assets to its Corresponding Acquiring Portfolio solely in exchange for shares of the Corresponding Acquiring Portfolio and the assumption by the Corresponding Acquiring Portfolio of the liabilities of the Acquired Portfolio, if any, and the subsequent distribution of those shares of the Corresponding Acquiring Portfolio to the shareholders of the Acquired Portfolio in liquidation thereof (Sections 361(a), 357(b), 361(c)).


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                           (iii)    No Acquiring Portfolio will recognize any
                                    gain or loss on the receipt of the assets of its Corresponding Acquired Portfolio solely in exchange for the Acquiring Portfolio's shares and the Acquiring Portfolio's assumption of its Corresponding Acquired Portfolio's liabilities, if any (Section 1032(a)).

                           (iv) The basis of the assets of each Acquired Portfolio in the hands of its Corresponding Acquiring Portfolio will be the same as the basis of those assets in the hands of the Acquired Portfolio immediately prior to the Reorganization (Section 362(b)).

                           (v) Each Acquiring Portfolio's holding period for its Corresponding Acquired Portfolio's assets acquired in the Reorganization will include the period during which its Corresponding Acquired Portfolio held such assets (Section 1223(2)).

                           (vi) No gain or loss will be recognized by the shareholders of any Acquired Portfolio upon the liquidation of the Acquired Portfolio and upon the receipt of shares of its Corresponding Acquiring Portfolio solely in exchange for their shares in the Acquired Portfolio (Section 354(a)).

                           (vii) The basis of the shares of each Acquiring Portfolio received by the shareholders of its Corresponding Acquired Portfolio will be the same as the basis of the shares of the Corresponding Acquired Portfolio constructively surrendered in exchange therefor (Section 358(a)(1)).

                           (viii) The holding period of shares of each Acquiring Portfolio received by the shareholders of its Corresponding Acquired Portfolio will include the period during which such shareholders held the shares of the Corresponding Acquired Portfolio constructively surrendered in exchange therefor, provided that the Corresponding Acquired Portfolio's shareholders held the shares of the Corresponding Acquired Portfolio as a capital asset on the Exchange Date (Section 1223(1)).

                           (ix) Pursuant to Section 381(a), each Acquiring Portfolio will succeed to and take into account the items of its Corresponding Acquired Portfolio described in Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder. Pursuant to Section 1.381(b)-1 of the Treasury Regulations, the taxable year of an Acquired Portfolio will end on the Exchange Date.


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John Hancock Trust
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         The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. We express our opinion herein only for the exclusive purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Acquired Portfolios, the Acquiring Portfolios and the shareholders of the Acquired Portfolios on their receipt of the shares of the Corresponding Acquiring Portfolios in exchange for their shares of an Acquired Portfolio pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                                     Very truly yours,



                                                     DYKEMA GOSSETT, PLLC